EXHIBIT 21.1

List of the Company’s subsidiaries

Atlantic Wine Agencies Limited, a United Kingdom corporation
Mount Rozier Estates Pty Ltd, a South African Limited Liability Corporation
Mount Rozier Properties Pty Ltd, a South African Limited Liability Corporation